UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☑ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Provident Financial Services, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

830 Bergen Avenue

Jersey City, New Jersey 07306

March 22, 2005

Dear Fellow Stockholder:

You are cordially invited to attend the 2005 Annual Meeting of Stockholders of Provident Financial Services, Inc., which will be held on April 27, 2005, at 10:00 a.m., local time, at the Hilton Newark Airport, 1170 Spring Street, Elizabeth, New Jersey.

The business to be conducted at the Annual Meeting consists of the election of three directors and the ratification of the appointment of KPMG LLP as independent auditors for the year ending December 31, 2005. Your board of directors has determined that an affirmative vote on each of these matters to be considered at the Annual Meeting is in the best interests of Provident Financial Services, Inc. and its stockholders and unanimously recommends a vote “FOR” each of these matters.

Your vote is very important regardless of the number of shares you own. We urge you to complete, sign and return the enclosed Proxy Card as soon as possible, even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Annual Meeting.

On behalf of the board of directors and employees of Provident Financial Services, Inc., we thank you for your continued support.

Sincerely,

Paul M. Pantozzi Chairman and Chief Executive Officer

PROVIDENT FINANCIAL SERVICES, INC.

830 Bergen Avenue

Jersey City, New Jersey 07306

NOTICE OF THE 2005 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on April 27, 2005

NOTICE IS HEREBY GIVEN THAT the 2005 Annual Meeting of Stockholders of Provident Financial Services, Inc. will be held at the Hilton Newark Airport, 1170 Spring Street, Elizabeth, New Jersey on Wednesday, April 27, 2005, at 10:00 a.m., local time, to consider and vote upon the following matters:

1.	To elect three persons to serve as directors of Provident Financial Services, Inc., each for a three year term.

2.	To ratify the appointment of KPMG LLP as independent auditors for Provident Financial Services, Inc. for the year ending December 31, 2005.

3.	To transact such other business as may properly come before the Annual Meeting, and any adjournment or postponement of the Annual Meeting. Please note that we are not aware of any such business.

The board of directors of Provident Financial Services, Inc. has fixed March 4, 2005 as the record date for determining the stockholders entitled to vote at the Annual Meeting and any adjournment or postponement of the Annual Meeting. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement of the Annual Meeting.

The board of directors of Provident Financial Services, Inc. unanimously recommends that you vote “FOR” each of the nominees for director listed in the Proxy Statement and “FOR” ratification of the appointment of KPMG LLP as independent auditors for the year ending December 31, 2005.

The board of directors of Provident Financial Services, Inc. requests that you complete, sign and mail the enclosed Proxy Card promptly in the enclosed postage-paid envelope. You may revoke any proxy that you deliver prior to the Annual Meeting by delivering a letter addressed to the Corporate Secretary of Provident Financial Services, Inc. stating that you have revoked your proxy or by delivering a later dated proxy. Stockholders of record who attend the Annual Meeting may vote in person, even if they have previously delivered a signed proxy.

By Order of the Board of Directors
Provident Financial Services, Inc.

John F. Kuntz Corporate Secretary

Jersey City, New Jersey

March 22, 2005

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER OF SHARES YOU OWN. THE BOARD OF DIRECTORS URGES YOU TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

PROVIDENT FINANCIAL SERVICES, INC.

PROXY STATEMENT FOR THE

2005 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on April 27, 2005

GENERAL INFORMATION

This Proxy Statement and accompanying Proxy Card and the Annual Report to Stockholders are being furnished to the stockholders of Provident Financial Services, Inc. (“Provident”) in connection with the solicitation of proxies by the board of directors of Provident for use at the 2005 Annual Meeting of Stockholders. The Annual Meeting will be held on April 27, 2005, at 10:00 a.m., local time, at the Hilton Newark Airport, 1170 Spring Street, Elizabeth, New Jersey. The term “Annual Meeting”, as used in this Proxy Statement, includes any adjournment or postponement of such meeting.

This Proxy Statement is dated March 22, 2005 and is first being mailed to stockholders of Provident on or about March 24, 2005.

The 2005 Annual Meeting of Stockholders

Date, Time and Place	Provident Financial Services, Inc. will hold its Annual Meeting of Stockholders on April 27, 2005, 10:00 a.m., local time, at the Hilton Newark Airport, 1170 Spring Street, Elizabeth, New Jersey.

Record Date	March 4, 2005.

Shares Entitled to Vote	73,968,663 shares of Provident common stock were outstanding on the Record Date and are entitled to vote at the Annual Meeting.

Purpose of the Annual Meeting	To consider and vote on the election of three directors and the ratification of KPMG LLP as Provident’s independent auditors for the year ending December 31, 2005.

Vote Required

Directors are elected by a plurality of votes cast, without regard to either broker non-votes or proxies as to which authority to vote for the nominees being proposed is withheld. The ratification of KPMG LLP as independent auditors is determined by a majority of the votes cast, without regard to broker non-votes or proxies marked “ABSTAIN.”

The Provident Board of Directors Recommends You Vote in Favor of the Proposals

Provident’s board of directors unanimously recommends that stockholders vote “FOR” each of the nominees listed in this Proxy Statement for the board of directors and “FOR” the ratification of KPMG LLP as independent auditors for the year ending December 31, 2005.

Provident

Provident, a Delaware corporation, is the bank holding company for The Provident Bank. The Provident Bank is a New Jersey savings bank that operates 78 full-service banking offices in northern and central New Jersey. The Federal Deposit Insurance Corporation insures its deposits. At December 31, 2004, Provident had $6.43 billion in total consolidated assets. Provident’s principal executive offices are located at 830 Bergen Avenue, Jersey City, New Jersey 07306. Provident’s telephone number is (201) 333-1000.

Who Can Vote

The Provident board of directors has fixed March 4, 2005 as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting. Accordingly, only holders of record of shares of Provident common stock, par value $0.01 per share, at the close of business on such date will be entitled to vote at the Annual Meeting. On March 4, 2005, 73,968,663 shares of Provident common stock were outstanding and held by approximately 6,779 holders of record. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Provident common stock is necessary to constitute a quorum at the Annual Meeting.

How Many Votes You Have

Each holder of shares of Provident common stock outstanding on March 4, 2005 will be entitled to one vote for each share held of record at the Annual Meeting. However, Provident’s certificate of incorporation provides that stockholders of record who beneficially own in excess of 10% of the then outstanding shares of common stock of Provident are not entitled to any vote with respect to the shares held in excess of that 10% limit. A person or entity is deemed to beneficially own shares that are owned by an affiliate, as well as by any person acting in concert with such person or entity.

Matters to Be Considered

The purpose of the Annual Meeting is to vote on the election of three directors and to ratify the appointment of KPMG LLP as Provident’s independent auditors for the year ending December 31, 2005.

You may be asked to vote upon other matters that may properly be submitted to a vote at the Annual Meeting. You also may be asked to vote on a proposal to adjourn or postpone the Annual Meeting. Provident could use any adjournment or postponement for the purpose, among others, of allowing additional time to solicit proxies.

How to Vote

You may vote your shares by completing and signing the enclosed Proxy Card and returning it in the enclosed postage-paid envelope or by attending the Annual Meeting. You should complete and return the Proxy Card accompanying this document in order to ensure that your vote is counted at the Annual Meeting, or at any adjournment or postponement of the Annual Meeting, regardless of whether you plan to attend. All properly executed proxies received by Provident will be voted in accordance with the instructions marked on the Proxy Card. If you return an executed Proxy Card without marking your instructions, your executed Proxy Card will be voted “FOR” the election of the three nominees for director and “FOR” the ratification of the appointment of KPMG LLP as Provident’s independent auditors for the year ending December 31, 2005.

If you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from the stockholder of record to vote in person at the Annual Meeting. Examples of such documentation include a broker’s statement or letter or other documentation that will confirm your ownership of shares of Provident common stock. If you want to vote your shares of Provident common stock that are held in street name in person at the Annual Meeting, you will need a written proxy in your name from the broker, bank or other nominee who holds your shares.

The Provident board of directors is currently unaware of any other matters that may be presented for consideration at the Annual Meeting. If other matters properly come before the Annual Meeting, or at any adjournment or postponement of the Annual Meeting, Provident intends that shares represented by properly submitted proxies will be voted, or not voted, by the persons named as proxies on the Proxy Card in their best judgment.

Participants in Provident Benefit Plans

If you are a participant in The Provident Bank Employee Stock Ownership Plan or The Provident Bank Employee Savings Incentive (401(k)) Plan, or any other benefit plans, including plans formerly maintained by First Sentinel Bancorp, Inc., through which you own shares of Provident common stock, you will have received with this Proxy Statement voting instruction forms that reflect all shares you may vote under the plans. Under the terms of these plans, the trustee or administrator votes all shares held by the plan, but each participant may direct the trustee or administrator how to vote the shares of Provident common stock allocated to his or her plan account. If you own shares through any of these plans and do not vote, the respective plan trustees or administrators will vote the shares in accordance with the terms of the respective plans. The deadline for returning your voting instructions is April 18, 2005.

Vote Required

The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Provident common stock is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted solely for the purpose of determining whether a quorum is present. An unvoted proxy submitted by a broker is sometimes referred to as a broker non-vote.

Directors are elected by a plurality of votes cast, without regard to either broker non-votes or proxies as to which authority to vote the nominees being proposed is withheld. The ratification of the independent auditors is determined by a majority of the votes cast, without regard to broker non-votes or proxies marked “Abstain.”

Revocability of Proxies

You may revoke your proxy at any time before the vote is taken at the Annual Meeting. If your shares are held in street name, your broker will vote your shares. If you have not voted through your broker, you may revoke your proxy by:

•	submitting written notice of revocation to the Corporate Secretary of Provident prior to the voting of such proxy;

•	submitting a properly executed proxy bearing a later date; or

•	voting in person at the Annual Meeting; however, simply attending the Annual Meeting without voting will not revoke an earlier proxy.

Written notices of revocation and other communications regarding the revocation of your proxy should be addressed to:

Provident Financial Services, Inc.

830 Bergen Avenue

Jersey City, New Jersey 07306

Attention: John F. Kuntz, Esq.

Corporate Secretary

If your shares are held in street name, you should follow your broker’s instructions regarding the revocation of proxies.

Solicitation of Proxies

Provident will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, Provident will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Provident common stock and secure their voting instructions, if necessary. Provident will reimburse the record holders for their reasonable expenses in taking those actions. Provident has also made arrangements with Georgeson Shareholder Communications, Inc. to assist Provident in soliciting proxies and has agreed to pay them a fee of $8,500 plus reasonable expenses for these services. If necessary, Provident may also use several of its regular employees, who will not be specially compensated, to solicit proxies from stockholders, personally or by telephone, facsimile or letter.

Recommendation of the Board of Directors

The Provident board of directors unanimously recommends that you vote “FOR” each of the Provident nominees for director listed in this Proxy Statement and “FOR” the ratification of KPMG LLP as independent auditors of Provident for the year ending December 31, 2005.

Security Ownership of Certain Beneficial Owners and Management

Persons and groups who beneficially own in excess of five percent of Provident’s common stock are required to file certain reports with the Securities and Exchange Commission regarding such beneficial ownership. The following table sets forth, as of March 4, 2005, certain information as to the shares of Provident common stock owned by persons who beneficially own more than five percent of Provident’s issued and outstanding shares of common stock. We know of no person, except as listed below, who beneficially owned more than five percent of the outstanding shares of Provident common stock as of March 4, 2005. For purposes of the following table and the table included under the heading “Management”, in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person is deemed to be the beneficial owner of any shares of common stock (i) over which he has, or shares, directly or indirectly, voting or investment power or (ii) of which he has the right to acquire beneficial ownership at any time within 60 days after March 4, 2005.

Principal Stockholders

Name and Address of Beneficial Owner	Number of Shares Owned and Nature of Beneficial Ownership		Percent of Shares of Common Stock Outstanding (1)
The Provident Bank Employee Stock Ownership Plan Trust GreatBanc Trust Company, Trustee 45 Rockefeller Plaza, Suite 2055 New York, New York 10111-2000	4,769,464	(2)	6.4%

Private Capital Management, L.P. Bruce S. Sherman and Gregg J. Powers 8889 Pelican Bay Blvd. Naples, Florida 34108	7,020,128	(3)	9.5%

Mac-Per-Wolf Company 310 S. Michigan Ave., Suite 2600 Chicago, Illinois 60604	4,831,969	(4)	6.5%

(1)	Based on 73,968,663 shares of Provident common stock outstanding as of March 4, 2005.
(2)	Based on Amendment No. 1 to Schedule 13G filed with the Securities and Exchange Commission on February 9, 2005 by GreatBanc Trust Company as Trustee on behalf of The Provident Bank Employee Stock Ownership Plan Trust. According to the filing, The Provident Bank Employee Stock Ownership Plan Trust had: (i) sole power to vote or direct the vote of 4,454,054 shares of Provident common stock; (ii) shared power to vote or direct the vote of 315,410 shares of Provident common stock; and (iii) sole power to dispose or direct the disposition of 4,769,464 shares of Provident common stock.
(3)

Based on Amendment No. 1 to Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005 by Private Capital Management, L.P., Bruce S. Sherman and Gregg J. Powers. Private Capital Management, L.P. reported that it filed as an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Mr. Sherman is Chief Executive Officer of Private Capital Management, L.P. and Mr. Powers is President of Private Capital Management, L.P. According to the filing: (i) Private Capital Management, L.P. and Messrs. Sherman and Powers had shared voting and dispositive power over 7,014,665 shares of Provident common stock and (ii) Mr. Sherman had sole voting and dispositive power over 5,463 shares of Provident common stock. Amendment No. 1 to Schedule 13G further disclosed that

Messrs. Sherman and Powers exercise such shared voting and dispositive power with respect to shares held by Private Capital Management’s clients and managed by Private Capital Management, L.P. in their capacities as officers of Private Capital Management, L.P. Messrs. Sherman and Powers each disclaim beneficial ownership of shares held by Private Capital Management’s clients and each disclaim the existence of a group.

(4)	Based on Schedule 13G filed with the Securities and Exchange Commission on January 31, 2005 by Mac-Per-Wolf Company. The Schedule 13G reported that Mac-Per-Wolf Company filed on behalf of its two subsidiaries: (a) PWMCO, LLC, a wholly-owned subsidiary and broker dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940; and (b) Perkins, Wolf, McDonnell and Company, LLC, a subsidiary and investment adviser registered under Section 203 of the Investment Advisers Act of 1940. According to the filing, Mac-Per-Wolf Company had sole voting and dispositive power over 4,831,969 shares of Provident common stock.

Management

The following table sets forth information about the shares of Provident common stock owned by each nominee for election as director, each continuing director, each named executive officer identified in the summary compensation table included elsewhere in this Proxy Statement, and all nominees, continuing directors and executive officers as a group as of March 4, 2005.

Name	Position(s) held with Provident Financial Services, Inc. and/or The Provident Bank	Beneficial Ownership (1)(2)(3)(4)		Percent of Class(5)
NOMINEES

Carlos Hernandez	Director	113,112	(6)	*
William T. Jackson	Director	136,442	(7)	*
Arthur McConnell	Director	136,042		*

DIRECTORS CONTINUING IN OFFICE

J. Martin Comey	Director	140,042	(8)	*
Geoffrey M. Connor	Director	136,242	(9)	*
Edward O’Donnell	Director	133,042	(10)	*
Thomas E. Sheenan	Director	146,497	(11)	*
Jeffries Shein	Director	801,822	(12)	1.0%
John G. Collins	Director	35,042	(13)	*
Frank L. Fekete	Director	128,742	(14)	*
David Leff	Director	134,042		*
John P. Mulkerin	Director	455,410	(15)	*
Paul M. Pantozzi	Chairman and Chief Executive Officer	534,183	(16)	*

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Christopher Martin	President	296,348	(17)	*
Kevin J. Ward	Vice Chairman and Chief Operating Officer	190,933	(18)	*
Donald W. Blum**	Executive Vice President and Chief Lending Officer	33,156		*
C. Gabriel Haagensen**	Executive Vice President, Human Capital Management	117,004		*
Gregory French**	Senior Vice President, Market Development and Delivery	65,882		*
All directors and executive officers as a group (25 persons)		3,946,884		5.3%

*	Less than 1%
**	Messrs. Blum, French and Haagensen are officers of The Provident Bank only.
(1)	The figures shown include the following shares which may be acquired upon the exercise of stock options granted under the Provident Financial Services, Inc. 2003 Stock Option Plan that are exercisable within 60 days of March 4, 2005: Messrs. Hernandez, Jackson, McConnell, Comey, Connor, O’Donnell, Sheenan, Fekete and Leff, 32,000 shares each; Mr. Collins, 20,000 shares; Mr. Pantozzi, 224,000 shares; Mr. Ward, 66,000 shares; Mr. Blum, 16,000 shares; Mr. Haagensen, 50,000 shares; Mr. French, 50,000 shares; and all directors and executive officers as a group, 777,000 shares.
(2)	The figures shown include the following shares granted under the Provident Financial Services, Inc. 2003 Stock Award Plan that are not vested: Messrs. Hernandez, Jackson, McConnell, Comey, Connor, O’Donnell, Sheenan, Fekete and Leff, 64,042 shares each; Mr. Collins, 4,042 shares; Mr. Pantozzi, 216,000 shares; Mr. Ward, 70,000 shares; Mr. Blum, 13,500 shares; Mr. Haagensen, 40,000 shares; Mr. French, 13,500 shares; and all directors and executive officers as a group, 1,024,345 shares.
(3)	The figures shown include the following shares that have been allocated to individual accounts of The Provident Bank Employee Stock Ownership Plan (“ESOP”): Messrs. Pantozzi, Ward, Haagensen and French, 1,327 shares each; Mr. Blum, 1,214 shares; and all directors and officers as a group, 12,276 shares. Such persons have voting power (subject to the legal duties of the Trustee of the ESOP) but no investment power, except in limited circumstances, as to such shares.
(4)	The figures shown include the following shares that are held in individual accounts in the Employee Savings Incentive (401(k)) Plan: Mr. Pantozzi, 6,681 shares; Mr. Ward, 31,924 shares; Mr. Blum, 446 shares; Mr. Haagensen, 21,522 shares; Mr. French, 1,049 shares; and all directors and executive officers as a group, 87,297 shares.
(5)	Based on 73,968,663 shares of Provident common stock outstanding as of March 4, 2005, plus the number of shares which such person or group of persons has the right to acquire within 60 days of March 4, 2005.
(6)	Includes 1,450 shares held by Dr. Hernandez’ spouse in an individual retirement account.
(7)	Includes 200 shares held by Mr. Jackson’s spouse.
(8)	Includes 8,600 shares held by Mr. Comey in the Voluntary Fee Deferral Plan for the directors of The Provident Bank.
(9)	Includes 7,500 shares held by Mr. Connor in an individual retirement account, 5,000 shares in the aggregate held by Mr. Connor as custodian for an adult son and a minor son and 1,000 shares held by an adult son of Mr. Connor.
(10)	Includes 1,000 shares held by Mr. O’Donnell in an individual retirement account.
(11)	Includes 2,000 shares held by Mr. Sheenan’s spouse, 200 shares held by Mr. Sheenan’s adult daughter, 30,189 shares held in the Voluntary Fee Deferral Plan for the directors of The Provident Bank, 39 shares held by Mr. Sheenan in his Dividend Reinvestment Plan account and 27 shares held by Mr. Sheenan’s spouse in her Dividend Reinvestment Plan account.
(12)	Includes 23,026 shares held by Mr. Shein’s spouse, 383,819 shares held in the First Savings Bank Deferred Fee Plan and 40,183 shares held by Mr. Shein as trustee of four separate trusts.
(13)	Includes 10,000 shares held by Mr. Collins in an individual retirement account.
(14)	Includes 7,500 shares held by Mr. Fekete’s spouse, 10,000 shares held by a custodian for a retirement account for Mr. Fekete’s benefit, 2,000 shares held by Mr. Fekete’s spouse as custodian for his minor son, 1,000 shares held by his spouse as trustee of a trust for her relative and 2,000 shares held by Mr. Fekete’s adult daughter.
(15)	Includes 17,316 shares allocated to Mr. Mulkerin in the First Savings Bank Employee Stock Ownership Plan, subject to final allocations and 26,424 shares held in the First Sentinel Bancorp, Inc. 401(k) Plan.
(16)	Includes 1,000 shares held by Mr. Pantozzi as custodian for his grandchildren and 22,000 shares held by Mr. Pantozzi through the Supplemental Executive Retirement Plan
(17)	Includes 33,106 shares allocated to Mr. Martin in the First Savings Bank Employee Stock Ownership Plan, subject to final allocations, 58,840 shares held in the First Sentinel Bancorp, Inc. 401(k) Plan and 17,785 shares held in the First Savings Bank Deferred Fee Plan.
(18)	Includes 3,800 shares held by Mr. Ward’s spouse and 2,400 shares held by Mr. Ward through the Supplemental Executive Retirement Plan.

PROPOSAL I—ELECTION OF PROVIDENT DIRECTORS

General

Provident’s board of directors currently consists of thirteen members and is divided into three classes, with one class of directors elected each year. Each of the thirteen members of the board of directors also serves as a director of The Provident Bank. Directors are generally elected to serve for a three-year term and until their respective successors shall have been elected and qualified. Three directors will be elected at the Annual Meeting to serve for a three-year term and until their respective successors shall have been elected and qualified. On the recommendation of the Governance/Nominating Committee of the board, the board of directors has nominated Carlos Hernandez, William T. Jackson and Arthur McConnell for election as directors at the Annual Meeting.

Messrs. Hernandez, Jackson and McConnell each currently serve as directors of Provident and The Provident Bank. There are no arrangements or understandings between Provident and any director or nominee pursuant to which such person was elected or nominated to be a director of Provident. Under the merger agreement relating to the merger of First Sentinel Bancorp, Inc. with and into Provident, which merger was effective July 14, 2004, Provident agreed to appoint Christopher Martin or another former director of First Sentinel Bancorp, Inc. to the board of directors of Provident during calendar year 2005, for a term of office expiring at the annual meeting of stockholders to be held following the year ending December 31, 2005. None of the nominees is being proposed for election pursuant to any agreement or understanding between any person and Provident. Unless authority to vote for the directors is withheld, it is intended that the shares represented by the enclosed Proxy Card, if executed and returned, will be voted “FOR” the election of all nominees.

In the event that any nominee is unable or declines to serve, the persons named in the Proxy Card will vote with respect to a substitute nominee designated by Provident’s present board of directors. At this time, the board of directors knows of no reason why any of the nominees would be unable or would decline to serve, if elected.

PROVIDENT’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES NAMED IN THIS PROXY STATEMENT

Who Our Directors and Executive Officers Are

The following table sets forth certain information, as of March 4, 2005, regarding the nominees for election as directors and the continuing directors, including the terms of office of each director, as well as information regarding the executive officers of Provident and its wholly-owned subsidiary, The Provident Bank.

Name	Position(s) held with Provident Financial Services, Inc. and/or The Provident Bank	Age	Director Since (1)		Expiration of Term
NOMINEES

Carlos Hernandez	Director	55	1996		2005
William T. Jackson	Director	66	1974		2005
Arthur McConnell	Director	66	1990		2005

DIRECTORS CONTINUING IN OFFICE

J. Martin Comey	Director	71	1975		2006
Geoffrey M. Connor	Director	58	1996		2006
Edward O’Donnell	Director	54	2002		2006
Thomas E. Sheenan	Director	69	1990		2006
Jeffries Shein	Director	65	2004	(2)	2006
John G. Collins	Director	68	2003		2007
Frank L. Fekete	Director	53	1995		2007
David Leff	Director	71	1992		2007
John P. Mulkerin	Director	67	2004	(3)	2007
Paul M. Pantozzi	Chairman and Chief Executive Officer	60	1989		2007

(footnotes on following page)

(1)	Includes initial appointment to the board of directors of The Provident Bank, the wholly-owned subsidiary of Provident.
(2)	Mr. Shein’s service as a director of First Sentinel Bancorp, Inc. and First Savings Bank commenced in 1985.
(3)	Mr. Mulkerin’s service as a director of First Sentinel Bancorp, Inc. and First Savings Bank commenced in 1996.

The business experience for the past five years of each of Provident’s directors and executive officers is as follows:

Directors

John G. Collins. Mr. Collins is retired. He previously served as President of Fleet NJ from March 2001 until March 2003. Prior to 2001, Mr. Collins was Vice Chairman of Summit Bancorp and was a member of the board of directors of Summit Bancorp, and its predecessor, UJB Financial Corp., from 1986 to 2001. Mr. Collins is a member of the board of trustees of CentraState Healthcare System.

J. Martin Comey. Mr. Comey is retired. He previously served as Vice President of Schering-Plough Corporation of Madison, New Jersey.

Geoffrey M. Connor. Mr. Connor is a practicing attorney and Partner in the Princeton, New Jersey office of the law firm of Reed Smith LLP.

Frank L. Fekete. Mr. Fekete is a certified public accountant and the Managing Partner of the accounting firm of Mandel, Fekete & Bloom, CPAs, located in Jersey City, New Jersey. Mr. Fekete is Chairman of the board of trustees of Christ Hospital.

Carlos Hernandez. Dr. Hernandez is President of New Jersey City University, located in Jersey City, New Jersey.

William T. Jackson. Mr. Jackson is Executive Director of Bayview/New York Cemetery located in Jersey City, New Jersey.

David Leff. Mr. Leff is retired. He was previously a Partner in the law firm of Eichenbaum, Kantrowitz, Leff & Gulko, located in Paramus, New Jersey.

Arthur McConnell. Mr. McConnell is the President of McConnell Realty, which owns and manages commercial and residential real estate, and is located in Atlantic Highlands, New Jersey.

John P. Mulkerin. Mr. Mulkerin is retired. He is a former member of the board of directors and former President and Chief Executive Officer of both First Sentinel Bancorp, Inc. and First Savings Bank. Prior to being named President and Chief Executive Officer in 1996, Mr. Mulkerin served as Executive Vice President and General Counsel of First Savings Bank. He is a member of the board of directors of Middlesex Water Company and Raritan Bay Medical Center.

Edward O’Donnell. Mr. O’Donnell is President of Tradelinks Transport, Inc., a transportation consulting company located in Westfield, New Jersey. From March 1995 to July 1999, Mr. O’Donnell was a Director and Executive Vice President of NPR, Inc. (Navieras), a transportation company located in Edison, New Jersey. Mr. O’Donnell is a member of the management committee of North Bay Equity Partners, LLC.

Paul M. Pantozzi. Mr. Pantozzi has been the Chairman and Chief Executive Officer of Provident since January 2003. He has served as the Chief Executive Officer of The Provident Bank since 1993 and Chairman of The Provident Bank since 1998. Until July 2004, Mr. Pantozzi also served as President of Provident and The Provident Bank. Mr. Pantozzi is a member of the board of trustees of Christ Hospital.

Thomas E. Sheenan. Mr. Sheenan is the President of Sheenan Funeral Home located in Dunellen, New Jersey.

Jeffries Shein. Mr. Shein is a former member of the board of directors of First Sentinel Bancorp, Inc. and First Savings Bank. He is a principal with JGT Management Co., LLC, a real estate management and investment company. Mr. Shein is a member of the board of directors of Middlesex Water Company and Raritan Bay Medical Center.

Executive Officers Who are Not Directors

Christopher Martin. Mr. Martin, age 48, has been President of Provident and The Provident Bank since July 2004. He formerly served as President and Chief Executive Officer of both First Sentinel Bancorp, Inc. and First Savings Bank since January 2003 and as a member of both boards of directors since 1996. Prior to assuming the position of President and Chief Executive Officer of both First Sentinel Bancorp, Inc. and First Savings Bank, Mr. Martin served as President since 2002, Chief Operating Officer since 1996, Chief Financial Officer from 1989 until 2001, and as Executive Vice President since 1994.

Kevin J. Ward. Mr. Ward, age 56, has been Vice Chairman of Provident since June 2004 and Vice Chairman and Chief Operating Officer of The Provident Bank since April 2004. He served as Executive Vice President and Chief Operating Officer of Provident since January 2003 and served as Executive Vice President and Chief Operating Officer of The Provident Bank since 2000. Mr. Ward served as Executive Vice President, Chief Operating Officer and Chief Financial Officer of The Provident Bank from January to November 2000. Prior to that time, he was Executive Vice President and Chief Financial Officer of The Provident Bank.

Donald W. Blum. Mr. Blum, age 48, has served as Executive Vice President and Chief Lending Officer of The Provident Bank since January 2005. He served as Senior Vice President and Chief Lending Officer of The Provident Bank since December 2001. Prior to that time, he was Senior Vice President, Real Estate Lending at Summit Bancorp from October 1992.

C. Gabriel Haagensen. Mr. Haagensen, age 63, has served as Executive Vice President, Human Capital Management of The Provident Bank since 2000. Prior to that time, he was Executive Vice President, Operations.

Gregory French. Mr. French, age 48, has been Senior Vice President, Market Development and Delivery of The Provident Bank since November 2003. He served as Senior Vice President of the Market Development Group of The Provident Bank from February 2001 to October 2003. He was Vice President of Marketing, eBusiness for American International Group in New York, New York from January 2000 to February 2001. Prior to that time, he served as Vice President, Citibank National Director, Field Marketing of Citigroup in New York, New York.

Charles Firestone. Mr. Firestone, age 53, has served as Senior Vice President, Risk Management of The Provident Bank since 2001. Prior to that time, he was Senior Vice President and General Auditor of The Provident Bank.

Linda A. Niro. Ms. Niro, age 50, has been Senior Vice President and Chief Financial Officer of Provident since January 2003 and has served as Senior Vice President and Chief Financial Officer of The Provident Bank since 2000. Prior to that time, she served as Vice President and Treasurer of The Provident Bank.

John F. Kuntz. Mr. Kuntz, age 49, has been General Counsel and Corporate Secretary of Provident since January 2003, and has been Senior Vice President and General Counsel of The Provident Bank since November 2002. Prior to that time, he was Vice President and General Counsel of The Provident Bank since September 2001. He was Vice President and Assistant General Counsel of Mellon Investor Services LLC in Ridgefield Park, New Jersey, from August 2000 to September 2001. Prior to that time, he was a Partner with the law firm of Bourne Noll & Kenyon P.C., Summit, New Jersey.

Kenneth J. Wagner. Mr. Wagner, age 54, has been Senior Vice President, Investor Relations of Provident since January 2003 and has been Senior Vice President of Strategic Business Development of The Provident Bank since 2001. He served as Senior Vice President of Customer Relationship Management of The Provident Bank from 1998 to 2001. Prior to that time, he was Senior Vice President and Comptroller of The Provident Bank.

Angel R. Denis. Mr. Denis, age 45, has served as First Vice President and Comptroller of The Provident Bank since November 2002. Prior to that time, he was Vice President and Comptroller of The Provident Bank.

Thomas M. Lyons. Mr. Lyons, age 40, has served as First Vice President-Chief Accounting Officer of The Provident Bank since February 2005. Prior to that time, he was First Vice President, Finance of The Provident Bank since July 2004. He was formerly Executive Vice President and Chief Financial Officer of First Sentinel Bancorp, Inc. and First Savings Bank since 2003. He was named Senior Vice President and Chief Financial Officer of First Savings Bank in April 2001, and appointed to the same position at First Sentinel Bancorp, Inc. in January 2002. Mr. Lyons joined First Savings Bank in September 1999 as Vice President and Chief Accounting Officer.

Giacomo Novielli. Mr. Novielli, age 45, has served as First Vice President and Chief Information Officer since November 2003. Prior to that time, he was First Vice President, Delivery and Distribution for The Provident Bank.

Corporate Governance

Provident is committed to maintaining sound corporate governance principles and the highest standards of ethical conduct and is in compliance with applicable corporate governance laws and regulations.

Director Independence

The board of directors has affirmatively determined that each of the continuing directors and nominees for re-election, except for Mr. Pantozzi, has no material relationship with Provident and is “independent” within the meaning of Provident’s director independence standards which reflect exactly the New York Stock Exchange director independence standards. Mr. Pantozzi is not considered independent because he is an executive officer of Provident and The Provident Bank.

Board Meetings and Committees

The board of directors of Provident meets quarterly, or more often as may be necessary. The board of directors maintains four standing committees: the Executive Committee, the Compensation Committee, the Audit Committee and the Governance/Nominating Committee. The Provident board of directors met ten times in 2004. All directors attended no fewer than 75% of the total number of meetings held by the Provident board of directors and all committees of the board on which they served (during the period they served) in 2004. When the Provident and The Provident Bank board of directors and committee meetings are aggregated, all directors attended no fewer than 75% of the aggregated total number of meetings in 2004. Provident’s board of directors has adopted a policy requiring its directors to attend each annual meeting of stockholders. All Provident directors attended the annual meeting of stockholders held on June 23, 2004.

The board of directors has adopted Corporate Governance Principles, which are posted on the “Governance” section of the “Investor Relations” page of The Provident Bank’s website at www.providentnj.com. A copy of the Corporate Governance Principles, as initially adopted, was included as an appendix to Provident’s Proxy Statement for the 2003 Annual Meeting. The Corporate Governance Principles provide for the board of directors to meet in regularly scheduled executive sessions without management at least two times a year. Four executive sessions of the board of directors were conducted in 2004. The board of directors has designated William T. Jackson as Lead Director to preside over these executive sessions conducted by the non-employee directors.

Executive Committee

The Executive Committee was formed effective January 1, 2005 and consists of directors Pantozzi (Chairman), Collins, Comey, Connor, Jackson and Shein. The Executive Committee exercises the powers of the board of directors, except such powers expressly reserved for the full board of directors by Provident’s Bylaws and applicable corporate law, as may be necessary, between meetings of the board of directors. Provident’s Executive Committee also serves as the Executive Committee of the board of directors of The Provident Bank.

Compensation Committee

During 2004, the Compensation Committee consisted of directors Comey (Chairman), Fekete, and Sheenan. Effective January 1, 2005, Mr. Shein was elected to serve on the Compensation Committee by the board of directors. Each member of the Compensation Committee is considered “independent” as defined in the New York Stock Exchange corporate governance listing standards. The Compensation Committee is responsible for reviewing and evaluating compensation programs and policies including setting performance measures and goals, approving awards under existing compensation plans and administering long-term incentive awards. On an annual basis, the Compensation Committee meets to review the performance of, and the compensation payable to, Provident’s and The Provident Bank’s executive officers, including the Chief Executive Officer. The basic elements of Provident’s executive compensation program include base salary, annual incentives, long-term incentive awards and certain other benefit arrangements, such as retirement programs. The Compensation Committee’s charter is posted on the “Governance” section of the “Investor Relations” page of The Provident Bank’s website at www.providentnj.com. The Compensation Committee met 12 times during 2004. The Compensation Committee’s Report on Executive Compensation appears later in this Proxy Statement.

Governance/Nominating Committee

The Governance/Nominating Committee consisted of directors Leff (Chairman), Connor, Jackson and O’Donnell in 2004. Effective January 1, 2005, Mr. Connor assumed the role of Chairman of the Governance/Nominating Committee. Each member of the Governance/Nominating Committee is considered “independent” as defined in the New York Stock Exchange corporate governance listing standards. The Governance/Nominating Committee’s charter is posted on the “Governance” section of the “Investor Relations” page of The Provident Bank’s website at www.providentnj.com. The Committee met six times during 2004.

The functions of the Governance/Nominating include, among other things:

•	to evaluate and make recommendations to the board concerning the number of directors, committee assignments and committee membership rotation practices;

•	to establish the qualifications, desired background, and selection criteria for board members;

•	to make recommendations to the board concerning board nominees;

•	to conduct evaluations of the effectiveness of the operation of the board;

•	to develop corporate governance principles applicable to Provident;

•	to recommend the adoption of a code of business conduct and ethics;

•	to make recommendations to the board regarding director compensation, orientation and continuing education; and

•	to evaluate the Governance/Nominating Committee’s performance on an annual basis.

The Governance/Nominating Committee identifies nominees by first evaluating the current members of the board of directors willing to continue service. Current members of the board with skills and experience that are relevant to Provident’s business and who are willing to continue service are first considered for re-nomination, balancing the value of continuity of service by existing members of the board with that of obtaining a new perspective. If any member of the board does not wish to continue service, or if the Governance/Nominating Committee or the board decides not to re-nominate a member for re-election, or if the size of the board is increased, the Governance/Nominating Committee will solicit suggestions for director candidates from all board members. In addition, the Governance/Nominating Committee is authorized by its charter to engage a third party to assist in the identification of director nominees. Candidates must have the highest personal and professional ethics and integrity. Additional criteria weighed by the Governance/Nominating Committee in the director identification and selection process include the relevance of a candidate’s experience to the business of Provident, enhancement of the diversity of experience of the board, the needs of Provident and the board, the candidate’s independence from conflict or direct economic relationship with Provident, and the candidate’s ability and willingness to devote the proper time to prepare for and attend meetings. The Governance/Nominating Committee will also take into account whether a candidate satisfies the criteria for “independence” under the New York Stock Exchange corporate governance listing standards, and if a nominee is sought for service on the Audit Committee, the financial and accounting expertise of a candidate, including whether an individual qualifies as an Audit Committee financial expert.

Procedures for the Nomination of Directors by Stockholders

If a determination is made that an additional candidate is needed for the board, the Governance/Nominating Committee will consider candidates properly submitted by Provident’s stockholders. Stockholders can submit the names of qualified candidates for director by writing to the Corporate Secretary at Provident Financial Services, Inc., 830 Bergen Avenue, Jersey City, New Jersey 07306. The Corporate Secretary must receive a submission not less than 90 days prior to the date of Provident’s proxy materials for the preceding year’s annual meeting. If the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, the stockholder’s submission must be so delivered not later than the close of business on the tenth day following the day on which public announcement of the date of such annual meeting is first made. A stockholder submission must include the following information:

•	the name and address of the stockholder as they appear on Provident’s books, and the number of shares of Provident common stock that are beneficially owned by such stockholder (if the stockholder is not a holder of record, appropriate evidence of the stockholder’s ownership will be required);

•	the name, address and contact information for the candidate, and the number of shares of common stock of Provident that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the candidate’s ownership should be provided);

•	a statement of the candidate’s business and educational experience;

•	such other information regarding the candidate as would be required to be included in Provident’s proxy statement pursuant to Securities and Exchange Commission Regulation 14A;

•	a statement detailing any relationship between the candidate and Provident, The Provident Bank and any subsidiaries of The Provident Bank;

•	a statement detailing any relationship between the candidate and any customer, supplier or competitor of Provident and The Provident Bank;

•	detailed information about any relationship or understanding between the proposing stockholder and the candidate; and

•	a statement that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

Stockholder submissions that are received and that meet the criteria outlined above will be forwarded to the Chair of the Governance/Nominating Committee for further review and consideration. A nomination submitted by a stockholder for presentation by the stockholder at an annual meeting of stockholders must comply with the procedural and informational requirements described later in this Proxy Statement under the heading “Advance Notice Of Business To Be Conducted at an Annual Meeting.”

Stockholder Communications with the Board

A stockholder of Provident who wants to communicate with the board, the Lead Director or with any other individual director can write to the Chair of the Governance/Nominating Committee, c/o Provident Financial Services, Inc., 830 Bergen Avenue, Jersey City, New Jersey 07306. The letter should indicate that the author is a stockholder and if shares of Provident common stock are not held of record, the letter should include appropriate evidence of stock ownership.

Code of Business Conduct and Ethics

Provident has adopted a Code of Business Conduct and Ethics that is applicable to all directors, officers and employees of Provident and The Provident Bank, including the principal executive officer, principal financial officer, principal accounting officer, and all persons performing similar functions. The Code of Business Conduct and Ethics is posted on the “Governance” section of the “Investor Relations” page on The Provident Bank’s website at www.providentnj.com. Amendments to and waivers from the Code of Business Conduct and Ethics will also be disclosed on The Provident Bank website.

Audit Committee

During 2004, the Audit Committee consisted of directors Fekete (Chairman), Collins, McConnell, O’Donnell and Sheenan. Effective January 1, 2005, Mr. Comey was elected to serve on the Audit Committee. Each member of the Audit Committee is considered “independent” as defined in the New York Stock Exchange corporate governance listing standards and under Securities and Exchange Commission Rule 10A-3. The duties and responsibilities of the Audit Committee include, among other things:

•	sole authority in retaining, overseeing and evaluating a firm of independent certified public accountants to audit the annual financial statements;

•	in consultation with the independent auditors and the internal auditor, reviewing the integrity of Provident’s financial reporting processes, both internal and external;

•	reviewing the financial statements and the audit report with management and the independent auditors;

•	reviewing earnings and financial releases and quarterly and annual reports filed with the Securities and Exchange Commission; and

•	approving all engagements for audit and non-audit services by the independent auditors.

The Audit Committee met 12 times during 2004. The Audit Committee reports to the board of directors on its activities and findings. The board of directors believes that Frank L. Fekete, the Chair of the Audit Committee, qualifies as an “Audit Committee financial expert” as that term is used in the rules and regulations of the Securities and Exchange Commission.

Audit Committee Report

Pursuant to rules and regulations of the Securities and Exchange Commission, this Audit Committee Report shall not be deemed incorporated by reference to any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Provident specifically incorporates this information by reference, and otherwise shall not be deemed “soliciting material” or to be “filed” with the Securities and Exchange Commission subject to Regulation 14A or 14C of the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended.

The Audit Committee operates under a written charter adopted by the board of directors. A copy of the Audit Committee’s charter is posted on the “Governance” section of the “Investor Relations” page of The Provident Bank’s website at www.providentnj.com. A copy of the Audit Committee’s charter was included as an appendix to Provident’s Joint Proxy Statement/ Prospectus dated May 7, 2004.

Management has the primary responsibility for Provident’s internal control and financial reporting process, and for making an assessment of the effectiveness of Provident’s internal control over financial reporting. The independent auditors are responsible for performing an independent audit of Provident’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue an opinion on those financial statements, and for providing an attestation report on management’s assessment of internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

As part of its ongoing activities, the Audit Committee has:

•	reviewed and discussed with management, and the independent auditors, the audited consolidated financial statements of Provident for the fiscal year ended December 31, 2004;

•	discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended; and

•	received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the independent auditors their independence from Provident.

Based on the review and discussions referred to above, the Audit Committee has recommended to Provident’s board of directors that the audited consolidated financial statements for the fiscal year ended December 31, 2004 be included in Provident’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission. In addition, the Audit Committee approved the re-appointment of KPMG LLP as independent auditors for the year ending December 31, 2005, subject to the ratification of this appointment by the stockholders of Provident.

The 2004 Audit Committee of Provident Financial Services, Inc.

Frank L. Fekete (Chairman)
John G. Collins	Arthur McConnell
Edward O’Donnell	Thomas E. Sheenan

Compensation of Directors and Executive Officers

Directors’ Compensation

Directors’ Fees

Provident pays to each non-employee director a fee of $1,000 per board meeting attended. The members of the Audit Committee and the non-employee members of the Executive Committee receive $1,000 for each committee meeting they attend. The members of the Compensation Committee and the Governance/Nominating Committee receive $800 for each committee meeting they attend. The Chair of the Audit Committee receives an annual retainer of $5,000 and receives $2,000 for each committee meeting attended. The Chairs of the Compensation Committee and the Governance/Nominating Committee receive $1,200 for each committee meeting they attend. The Lead Director receives an annual retainer of $5,000.

Each of the members of the board of directors of Provident serves on the board of directors of The Provident Bank. The Provident Bank board of directors has three standing committees: the Executive Committee, the Loan Committee and the Directors Trust Committee. The Provident Bank pays to each non-employee director an annual retainer of $21,000 and a fee of $1,000 per board meeting attended. Non-employee director members (directors Collins and Comey) and the rotating non-employee director members of the Loan Committee, and the non-employee director members of the Directors Trust Committee (directors Hernandez and McConnell) receive $800 for each committee meeting attended. The Chair of the Directors Trust Committee (Mr. Mulkerin) receives

$1,200 for each committee meeting attended. Since meetings of the Executive Committees of the boards of directors of Provident and The Provident Bank will be held jointly, no additional meeting fee will be paid to the non-employee director members by The Provident Bank. The Provident Bank pays the premiums for a life insurance policy, in the face amount of $10,000, for each non-employee director, until the director attains the age of 72 or has received such benefit for ten years, whichever occurs later.

Retirement Plan for the Board of Directors of The Provident Bank

The Provident Bank maintains a Retirement Plan for the Board of Directors of The Provident Bank, a non-qualified plan which provides cash payments for up to ten years to eligible retired board members based on age and length of service requirements. The maximum payment under this plan to a board member who terminates service on or after the age of 72 with at least ten years of service on the board, is forty quarterly payments of $1,250. The Bank may suspend payments under this plan if it does not meet Federal Deposit Insurance Corporation or New Jersey Department of Banking and Insurance minimum capital requirements. The Provident Bank may terminate this plan at any time although such termination may not reduce or eliminate any benefit previously accrued to a board member without his consent. The plan further provides that, in the event of a change in control (as defined in the plan), the undistributed balance of a director’s accrued benefit will be distributed to him or her within 60 days of the change in control. For the year ended December 31, 2004, The Provident Bank paid $7,000 to former board members under this plan. Effective January 1, 2005, a safe harbor amendment to this plan was adopted to satisfy the requirements of new Internal Revenue Code Section 409A created by the American Jobs Creation Act.

Voluntary Fee Deferral Plans for Directors

Provident and The Provident Bank each maintain a Voluntary Fee Deferral Plan, each of which is a non-qualified plan that allows for the deferral of board fees by non-employee directors who elect to defer fees. Under both plans, non-employee directors may elect to defer the receipt of 25%, 50%, 75% or 100% of board fees to a future year as determined by that director, so long as the distribution of such fees does not begin beyond the year of the director’s normal retirement date. Deferred fees are credited to an account established for the benefit of each participant, which receives interest at the prevailing prime rate. A participating director may receive the deferred payments pursuant to the director’s election in a lump sum or over a three-year period, except in the event of a change in control, death or disability, under which circumstances a lump sum payment shall be made. In connection with The Provident Bank’s mutual-to-stock conversion effective January 15, 2003, The Provident Bank Board of Directors Voluntary Fee Deferral Plan was amended to allow participating directors a one-time election to invest their account balances in shares of Provident common stock. The amendment also provided that in the event of a change in control (as defined in the plan), the undistributed balance of a participant’s separate account will be distributed within 60 days of the change in control. As of December 31, 2004, the Provident Board of Directors Voluntary Fee Deferral Plan had a balance of $54,130 on behalf of two present directors and The Provident Bank Board of Directors Voluntary Fee Deferral Plan had accounts totaling $1,060,432 on behalf of three present directors and two former directors who participate in this plan.

Effective January 1, 2005, the Provident Board of Directors Voluntary Fee Deferral Plan adopted a safe harbor amendment in order to satisfy the requirements of new Internal Revenue Code Section 409A created by the American Jobs Creation Act. The Provident Bank’s Board of Directors Voluntary Fee Deferral Plan was frozen as of December 31, 2004 and a new non-qualified plan known as The Provident Bank 2005 Board of Directors Voluntary Fee Deferral Plan was established effective January 1, 2005. No additional contributions and/or deferrals will be made under the frozen plan. The accrued benefits under the frozen plan will continue to be governed by the terms of the frozen plan under the tax laws in effect prior to the enactment of new Internal Revenue Code Section 409A. The 2005 Board of Directors Voluntary Fee Deferral Plan will be governed by new Internal Revenue Code Section 409A. Under this new plan, non- employee directors may elect to defer the receipt of 25%, 50%, 75% or 100% of board fees to a future year as determined by that director, so long as the distribution of such fees does not begin beyond the year of the director’s normal retirement date. Deferred fees are credited to an account established for the benefit of each participant, which receives interest at the prevailing prime rate. A participating director may receive the deferred payments pursuant to the director’s election in a lump sum or over a three-year period, except in the event of a change in control, death or disability or upon a separation of service prior to attaining age 65, under which circumstances a lump sum payment shall be made. In the event of a change in control, the undistributed balance of a participant’s account will be distributed within 60 days of the change in control. Under no circumstances may a participating director accelerate the distribution of amounts in his account.

In connection with the acquisition of First Sentinel Bancorp, Inc., Provident assumed the First Savings Bank Directors’ Deferred Fee Plan, which was frozen prior to the completion of the acquisition. This plan will be paid out in accordance with the provisions of its governing documents.

Stock Benefit Plans

Directors are eligible to participate in and receive awards of stock options and restricted stock under the Provident Financial Services, Inc. 2003 Stock Option Plan and the Provident Financial Services, Inc. 2003 Stock Award Plan. On July 17, 2003, each non-employee director serving on the board of directors at that time, other than Mr. Collins, was granted a non-qualified stock option to purchase 160,000 shares of Provident common stock. Mr. Collins was granted a non-qualified stock option to purchase 100,000 shares of Provident common stock on July 17, 2003. All of the non-qualified stock options granted to the non-employee directors on July 17, 2003 were granted at an exercise price of $18.57 per share, the fair market value of Provident common stock on the grant date. Mr. Collins was granted a non-qualified stock option to purchase 60,000 shares of Provident common stock on June 23, 2004 at an exercise price of $17.43 per share, the fair market value of Provident common stock on that date.

On August 21, 2003, each non-employee director serving on the board of directors on that date, with the exception of Mr. Collins, was granted a restricted stock award of 75,000 shares of common stock. On July 1, 2004, each non-employee director serving on the board of directors on that date was granted a restricted stock award of 4,042 shares of common stock.

All stock options and restricted stock awards vest in 20% increments over a five-year period. Stock options will vest and become immediately exercisable and restricted stock awards will vest upon the director’s death, disability or following a change in control of Provident. Messrs. Mulkerin and Shein were not members of Provident’s board of directors on the dates that the stock options and restricted stock awards were granted to the non-employee directors, and therefore, have not been granted any such stock options or restricted stock awards as of this time.

Executive Officers’ Compensation

Summary Compensation Table

The following table sets forth for the years ended December 31, 2004, 2003 and 2002, certain information as to the total remuneration paid to the Chief Executive Officer, as well as to the five most highly compensated executive officers, other than the Chief Executive Officer, who received total annual compensation in excess of $100,000. Each of the individuals listed in the table below are referred to in this Proxy Statement as a “named executive officer.”

							Long-Term Compensation
		Annual Compensation					Awards
Name and Principal Position	Year	Salary		Bonus (1)		Other Annual Compensation (2)	Restricted Stock Awards $(3)	Securities Underlying Options/ SARs # (4)	All Other Compensation (5)
Paul M. Pantozzi	2004	$600,000		$675,150		$58,657	$275,520	—	$41,346
Chairman and Chief Executive	2003	600,000		—		58,356	5,075,000	1,120,000	49,118
Officer	2002	560,000		473,760		73,988	—	—	49,323

Christopher Martin	2004	154,423	(6)	97,273		—	—	—	5,737
President	2003	—		—		—	—	—	—
	2002	—		—		—	—	—	—

Kevin J. Ward	2004	290,000		135,285		—	172,200	—	40,263
Vice Chairman and Chief	2003	290,000		—		—	1,522,500	330,000	28,220
Operating Officer	2002	270,300		96,893		—	—	—	29,876

Gregory French	2004	233,000		85,395		—	25,830	—	42,241
Senior Vice President,	2003	233,000		10,485		—	304,500	250,000	23,594
Market Development and Delivery	2002	223,000		57,466		—	—	—	24,236

C. Gabriel Haagensen	2004	205,000		60,625		—	—	—	35,196
Executive Vice President,	2003	205,000		—		—	1,015,000	250,000	16,830
Human Capital Management	2002	196,100		42,112		—	—	—	21,320

Donald W. Blum	2004	191,500		61,175		—	25,830	—	39,217
Executive Vice President and	2003	182,385		—		—	304,500	80,000	18,670
Chief Lending Officer	2002	175,000		66,519	(7)	—	—	—	10,102

(1)	Bonus payments earned pursuant to the Incentive Program for Senior Executives of The Provident Bank.
(2)	The Provident Bank provides certain of its executive officers with non-cash benefits and perquisites, such as the use of employer-owned automobiles, club membership dues and certain other personal benefits. Management believes that the aggregate value of these benefits for 2002, 2003 and 2004 did not, in the case of any named executive officer, exceed $50,000 or 10% of the aggregate salary and annual bonus reported for him in the Summary Compensation Table, except for Mr. Pantozzi, who had $73,988 in 2002, $58,356 in 2003 and $58,657 in 2004 of such benefits, including a stipend of $18,000 in 2002 and $25,000 for 2003 and 2004; club membership dues of $24,000 in 2002, $12,000 in 2003 and $14,464 in 2004; automobile-related expenses of $24,693 in 2002, $14,101 in 2003 and $11,468 in 2004; paid medical examinations of $1,625 in 2002, $1,795 in 2003 and $1,845 in 2004; and other personal benefits of $5,670 in 2002, $5,460 in 2003 and $5,880 in 2004.
(3)	Restricted stock awards granted under the Provident Financial Services, Inc. Stock Award Plan were made on August 21, 2003 and July 1, 2004. The awards vest in 20% increments over a five-year period. The stock awards were valued using the closing price of Provident common stock on the grant date of $20.30 per share and $17.22 per share for the grants in 2003 and 2004, respectively. Stock award recipients are entitled to vote the unvested restricted stock and to receive any dividends declared on the unvested restricted stock.
(4)	Stock options were granted under the Provident Financial Services, Inc. Stock Option Plan on July 17, 2003. Stock options vest and become exercisable in 20% increments over a five-year period. The stock options were granted at an exercise price of $18.57 per share, the fair market value of Provident common stock on the grant date.
(5)

Includes the following components: (i) employer payment of health insurance premiums of $10,383, $8,980, $10,383, $6,055 and $6,534 in 2002, and $6,443, $7,507, $9,157, $4,941 and $7,655 in 2003, for Messrs. Pantozzi, Ward, French,

Haagensen and Blum, respectively, and $3,941, $6,239, $3,392, $8,650, $3,941 and $8,479 in 2004 for Messrs. Pantozzi, Ward, Martin, French, Haagensen, and Blum, respectively; (ii) employer payment of dental insurance premiums of $380 each in 2002 for Messrs. Pantozzi, Ward, French and Haagensen, and $348 for Mr. Blum, and $375, $439, $544, $375 and $544 in 2003 for Messrs. Pantozzi, Ward, French, Haagensen and Blum, respectively, and $332, $450, $254, $659, $280 and $659 in 2004 for Messrs. Pantozzi, Ward, Martin, French, Haagensen and Blum, respectively; (iii) employer payment of life insurance premiums of $4,560, $3,082, $2,542 $2,236 and $1,995 in 2002, and $4,844, $2,559, $2,111, $1,857 and $1,657 in 2003 for Messrs. Pantozzi, Ward, French, Haagensen and Blum, respectively, and $4,518, $2,184, $1,146, $1,756, $1,545 and $1,380 in 2004 for Messrs. Pantozzi, Ward, Martin, French, Haagensen and Blum, respectively; (iv) employer payment of long-term disability insurance premiums of $1,800, $1,892, $1,561, $1,373 and $1,225 in 2002, and $3,144, $1,518, $1,252, $1,101 and $986 in 2003 for Messrs. Pantozzi, Ward, French, Haagensen and Blum, respectively, and $2,255, $1,090, $563, $876, $770 and $688 in 2004 for Messrs. Pantozzi, Ward, Martin, French, Haagensen and Blum respectively; (v) employer contributions to the Employee Savings Incentive Plan in 2002 of $9,775 each for Messrs. Pantozzi, Ward and Haagensen, and $9,370 and $0 for Messrs. French and Blum, respectively, and employer contributions to the Employee Savings Incentive Plan in 2003 of $16,312, $12,147, $10,530, $8,331 and $7,828 for Messrs. Pantozzi, Ward, French, Haagensen and Blum, respectively, and employer contributions to the Employee Savings Incentive Plan in 2004 of $5,535, each for Messrs. Pantozzi, Ward and French, and $382, $3,895 and $5,351 for Messrs. Martin, Haagensen and Blum, respectively; and (vi) employer contributions to the Supplemental Executive Savings Plan of $22,425, $5,767 and $1,501 in 2002, and $18,000, $4,050 and $225 in 2003 for Messrs. Pantozzi, Ward and Haagensen respectively, and no employer contributions to the Supplemental Executive Savings Plan in 2004; and (vii) contributions to the Employee Stock Ownership Plan of $24,765 each for Messrs. Pantozzi, Ward, French and Haagensen, and $22,660 for Mr. Blum made in 2004 for 2003.

(6)	Mr. Martin joined Provident on July 14, 2004 and his salary and bonus reflect a partial year. His annual base salary in 2004 was $365,000.
(7)	The bonus paid to Mr. Blum in 2002 includes $20,000, which represented a portion of a signing bonus paid to him.

Compensation Committee Report on Executive Compensation

Pursuant to the rules and regulations of the Securities and Exchange Commission, this Compensation Committee Report and the stock performance graph that follows shall not be deemed incorporated by reference to any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Provident specifically incorporates this information by reference, and otherwise shall not be deemed “soliciting material” or to be “filed” with the Securities and Exchange Commission subject to Regulation 14A or 14C of the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended.

The following report was prepared by the Compensation Committee regarding its overall approach to executive compensation.

Compensation Philosophy

The objective of Provident’s executive compensation program is to enable Provident to attract, retain, and motivate high-performing executive officers who are capable of maximizing Provident’s performance for the benefit of its stockholders, and to align the interests of such executive officers with the interests of the stockholders.

The Compensation Committee uses a total compensation approach in establishing executive compensation opportunities, consisting of base salary, annual incentives and long-term incentives. Provident has included stock options and stock awards as key elements in the total executive compensation package. This approach is designed to provide executive compensation with financial reward opportunities tied to Provident’s financial performance. In late 2002, the Compensation Committee engaged an independent nationally-recognized compensation consulting firm to assist it in evaluating Provident’s executive compensation program. The consultant provided the Compensation Committee with relevant competitive compensation program information for financial institutions that competed with Provident for business and executive talent. The evaluation included a peer group of 10 – 15 comparably-sized financial institutions that competed with Provident in similar geographic markets and business lines. This peer group was used with the understanding that it may be modified from year to year based on mergers and acquisitions within the industry or other relevant factors. In late 2004, the Compensation Committee used survey data provided by the consultant with respect to updated compensation information for various executive positions.

The Chief Executive Officer’s recommendations relating to other members of executive management, as well as the results of the competitive analyses, are considered by the Compensation Committee in making executive compensation program recommendations to the board of directors.

Base Salaries

Executive officer base salary levels are evaluated on an annual basis. In general, executive officer salary ranges are developed considering the competitive median base salary information furnished to the Compensation Committee by the consultant. Each executive officer’s base salary level is set within these ranges considering the executive officer’s performance and contribution, experience in the industry, and other relevant factors including increased competitive base salary levels.

Annual Incentives

Annual incentive opportunities are provided to Provident’s executives in order to link the attainment of annual performance objectives with executive compensation. Under the annual incentive plan, at the beginning of each year, the Compensation Committee assigns a target and range of annual incentive award opportunities to each executive. The award opportunities are linked with a specific target and range of performance results for one or more performance measures, which may include earnings per share, efficiency ratio and other company or specific measures relating to an operating unit. Payouts under the plan are based on actual performance against the measures selected.

For 2004, the Compensation Committee approved revising the 2004 Incentive Plan from an annual plan to a six-month plan, due to the pending merger with First Sentinel Bancorp, Inc. For the period of January through June 2004, the Compensation Committee set targets and award opportunities for the six-month period ending June 30, 2004. After a review of Provident’s actual performance to target, the aggregate pool approved for distribution to Provident’s executives, including the award to the Chief Executive Officer, was approximately $637,000. Individual awards from this pool were determined using a pre-existing matrix that assigned weightings to the criteria of earnings per share (weighted 55%), efficiency ratio (weighted 25%) and return on average assets (weighted 20%). Awards were based on a percentage of base salary and were paid out for performance at the target level. Performance criteria and award opportunities for the period of July through December 2004 reflected Provident’s performance after the merger with First Sentinel Bancorp, Inc. Provident’s actual performance to target was either met or exceeded for all three performance standards. As a result, the aggregate pool approved for distribution to Provident’s executives was approximately $1.1 million, including the award to the Chief Executive Officer. Individual awards from this pool were determined using a pre-existing matrix that assigned weightings to the criteria of earnings per share (weighted 55%), efficiency ratio (weighted 25%) and return on average assets (weighted 20%). Awards were based on a percentage of base salary and were paid out for performance either meeting or exceeding the target level. In addition, management was given the discretion to reduce individual awards if individual performance expectations were not met.

Long-Term Incentives (Stock Award and Stock Option Plans)

Provident maintains the 2003 Stock Award Plan and the 2003 Stock Option Plan. Under these plans, individuals may receive awards of Provident common stock and grants of options to purchase Provident common stock. The Compensation Committee believes that stock ownership provides a significant incentive in building stockholder value by further aligning the interests of officers and employees with stockholders. The value of this component of compensation increases as Provident’s common stock appreciates in value.

In 2003, Provident made initial stock option and stock award grants to executive officers and a broader employee group. The factors considered in determining eligibility and the number of shares to be granted were an individual’s position and responsibilities, length of service and performance. In 2004, the Compensation Committee granted restricted stock awards to executives and a broader employee group based upon their contribution to the successful completion of the merger with First Sentinel Bancorp, Inc.

Chief Executive Officer

In assessing the compensation for the Chief Executive Officer, the Committee evaluates corporate and individual performance. For 2004, corporate factors included earnings per share, efficiency ratio and return on average assets. Individual factors included the successful level of Provident’s operations and the successful execution of the business plan. After reviewing 2004 results, as well as the Chief Executive Officer’s individual contributions, the Compensation Committee increased Mr. Pantozzi’s base salary 5.0%. The Compensation Committee eliminated the annual $25,000 stipend previously awarded to the Chief Executive Officer each year and added that amount to his base salary. After giving effect to the 5.0% increase and the inclusion of the $25,000 stipend in his base salary, Mr. Pantozzi’s base salary for 2005 will be $655,000. For the year ended December 31, 2004, Mr. Pantozzi earned an annual incentive award of $675,150 under the annual incentive plan due to either meeting or exceeding corporate target performance levels of earnings per share, efficiency ratio and return on average assets.

Tax Deductibility of Executive Compensation

Under Section 162(m) of the Internal Revenue Code, companies are subject to limits on the deductibility of executive compensation. Deductible compensation is limited to $1 million per year for each named executive officer listed in the summary compensation table. Compensation that is “performance-based” under the Internal Revenue Code’s definition is exempt from this limit. Stock option grants are intended to qualify as performance-based compensation.

The Compensation Committee does not have a formal policy with respect to the payment of compensation in excess of this deduction limit. The Compensation Committee’s practice is to structure compensation programs offered to the named executive officers with a view to maximizing the tax deductibility of amounts paid. However, in structuring compensation programs and making compensation decisions, the Committee considers a variety of factors, including the Company’s tax position, the materiality of the payment and tax deductions involved and the need for flexibility to address unforeseen circumstances. After considering these factors, the Committee may decide to authorize payments, all or part of which would be nondeductible for federal tax purposes.

The value of the stock awards granted to Mr. Pantozzi under the 2003 Stock Award Plan that vested in 2004 was included in Mr. Pantozzi’s compensation in 2004. As a result, compensation paid to Mr. Pantozzi exceeded the deduction limit.

The Provident Compensation Committee does not believe the results of operations of Provident will be materially affected by the provisions of Section 162(m).

The 2004 Compensation Committee of Provident Financial Services, Inc.

J. Martin Comey (Chairman)

Frank L. Fekete

Thomas E. Sheenan

Compensation Committee Interlocks and Insider Participation

Messrs. Comey, Fekete and Sheenan served as members of the Provident Compensation Committee in 2004. None of these directors had any transactions or relationships with Provident in 2004 requiring specific disclosures under Securities and Exchange Commission rules.

Stock Performance Graph

Set forth below is a stock performance graph comparing (a) the cumulative total return on Provident common stock for the period beginning January 16, 2003, the first date that Provident common stock traded, as reported by the New York Stock Exchange (at a closing price of $15.50 per share on such date), through December 31, 2004, (b) the cumulative total return on stocks included in the Russell 2000 Index over such period, and (c) the cumulative total return of the SNL Thrift Index over such period. The SNL Thrift Index produced by SNL Financial LC, contains all thrift institutions traded on the New York, American and NASDAQ stock exchanges. The initial offering price of Provident common stock in the mutual-to-stock conversion of The Provident Bank was $10.00 per share. Cumulative return assumes the reinvestment of dividends, and is expressed in dollars based on an assumed investment of $100.

	Period Ending
Index	01/16/03	06/30/03	12/31/03	06/30/04	12/31/04
Provident Financial Services, Inc.	100.00	123.17	122.81	114.78	127.53
Russell 2000	100.00	114.32	142.80	152.46	168.97
SNL Thrift Index	100.00	115.82	137.31	135.14	152.99

Employment Agreements

Provident entered into employment agreements with Messrs. Pantozzi and Ward, which became effective on January 15, 2003, upon completion of the mutual-to-stock conversion of The Provident Bank, and entered into an employment agreement with Mr. Martin, which became effective on July 14, 2004, upon the completion of the merger with First Sentinel Bancorp, Inc. Each of these agreements has a term of thirty-six months. The agreements renew for an additional year on each anniversary date, so that the remaining term is thirty-six months. However, if timely written notice of nonrenewal is provided to the executive, the employment under the agreement ceases at the end of thirty-six months following such anniversary date. On an annual basis, the board of directors of Provident shall conduct a performance review of the executive for purposes of determining whether to provide a notice of nonrenewal. The anniversary date of each of the employment agreements is January 15. Under the agreements, the base salaries for Messrs. Pantozzi, Martin and Ward are $655,000, $375,000 and $305,000, respectively. In addition to the base salary, each agreement provides for, among other things, participation in bonus programs, and other employee pension benefit and fringe benefit plans applicable to executive employees. In addition, the agreements provide for reasonable vacation and sick leave, reimbursement of certain club membership fees incurred by each executive and the use of a company-owned automobile. The agreements provide for termination by Provident for cause at any time, in which event the executive would have no right to receive compensation or other benefits for any period after termination. In the event the executive’s employment is terminated for reasons other than for cause, for retirement or for disability or following a change in control, the executive would be entitled to a lump sum payment equivalent to the greater of: the payments due for the remaining term of the employment agreement, or three times the sum of (i) the highest annual rate of base salary and (ii) the greater of (x) the average cash bonus paid over the last three years or (y) the cash bonus paid in the last year, as well as the continuation of life, medical, dental and disability insurance coverage for three years. The executive may resign from employment and receive the benefits described above as a result of (i) a material change in the nature or scope of the executive’s function, duties or responsibilities, (ii) a material reduction in benefits and perquisites, including base salary, from those being provided as of the effective date of the employment agreement, (iii) a relocation where the executive is required to perform services at a location more than 25 miles from The Provident Bank’s principal executive offices, (iv) a failure to elect or reelect or to appoint or reappoint the executive to certain position(s) at Provident or The Provident Bank, or, in the case of Mr. Pantozzi, to nominate or elect the executive to the board of directors of Provident or The Provident Bank, (v) a liquidation or dissolution of Provident or The Provident Bank, or (vi) a material breach of the employment agreement by Provident or The Provident Bank. Each employment agreement generally provides that following a change in control (as defined in the agreement), the executive will receive the severance payments and insurance benefits described above if he resigns during the one-year period following the change in control or if he is terminated during the remaining term of the employment agreement following the change in control. Messrs. Pantozzi, Martin and Ward would receive an aggregate of $3,990,474, $1,416,819 and $1,320,855, respectively, pursuant to their employment agreements upon a change in control of Provident, based upon current levels of compensation.

Under each employment agreement, if an executive becomes disabled or incapacitated to the extent that the executive is unable to perform his duties, he will be entitled to 75% of his base salary and all comparable insurance benefits until the earlier of: (i) return to full-time employment; (ii) employment by another employer; (iii) age 65; or (iv) death. Upon retirement at age 65 or in accordance with any retirement policy established with his consent, the executive is entitled to benefits under such retirement policy and other plans to which he is a party, but shall not be entitled to any benefit payments specifically as a result of the employment agreement.

Change in Control Agreements

Provident has entered into change in control agreements with seven other officers including Messrs. Blum, French, Haagensen, Kuntz and Lyons and Ms. Niro and Ms. Hynes (First Vice President-Employee Relations, The Provident Bank), which provide certain benefits in the event of a change in control of Provident or The Provident Bank. Each of the change in control agreements provides for a term of 24 months and each has an anniversary date of January 15. On each anniversary date of the change in control agreement, the term of the change in control agreement extends for an additional 12 months unless the board of directors of Provident provides notice of nonrenewal. In the event notice of nonrenewal is provided to the executive, the change in control agreement terminates 24 months following the applicable anniversary date. On an annual basis the board of directors of Provident shall conduct a performance review of the executive for purposes of determining whether to provide a notice of nonrenewal. For purposes of the change in control agreements, a “change in control” is defined generally to mean: (i) approval by stockholders of a plan of reorganization, merger or consolidation of Provident or The Provident Bank where Provident or The Provident Bank is not the surviving entity; (ii) changes to the board of directors of Provident or The Provident Bank whereby individuals who constitute the current board of directors cease to constitute a majority of the board of directors, subject to certain exceptions; (iii) the acquisition of all or substantially all of the assets of Provident or the beneficial ownership of 20% or more of the voting securities of Provident; or (iv) a complete liquidation or dissolution of Provident or The Provident Bank or approval by the stockholders of Provident of a plan for such dissolution or liquidation. Although the change in control agreements may have the effect of making a takeover more expensive to an acquirer, Provident believes that the benefits of enhancing Provident’s ability to attract and retain qualified management persons by offering the change in control agreements outweigh any disadvantage of such agreements.

Following a change in control of Provident or The Provident Bank, an officer is entitled to a payment under the change in control agreement if the officer’s employment is terminated during the term of such agreement by Provident or The Provident Bank, other than for cause, disability or retirement, as defined, or if the officer terminates employment during the term of such agreement for good reason. Good reason is generally defined to include the assignment of duties materially inconsistent with the officer’s positions, duties or responsibilities as in effect prior to the change in control, a reduction in his or her annual compensation or benefits, or relocation of his or her principal place of employment by more than 25 miles from its location immediately prior to the change in control, or a failure of Provident to obtain an assumption of the agreement by its successor. In the event that an officer who is a party to a change in control agreement is entitled to receive severance payments pursuant to the agreement, he or she will receive a cash payment equal to two times the highest level of aggregate annualized base salary and other cash compensation paid to the officer during the calendar year in which he or she was terminated or either of the immediately preceding two calendar years. In addition to the severance payment, each covered officer is generally entitled to receive life, health, dental and disability coverage for the remaining term of the agreement. Notwithstanding any provision to the contrary in the change in control agreement, payments under the change in control agreements are reduced to the extent necessary to prevent an excess parachute payment under Section 280G of the Internal Revenue Code.

Benefit Plans

Pension Plan

The Provident Bank maintains The Provident Bank Pension Plan, a tax-qualified plan generally covering employees age 21 or older who have worked at The Provident Bank for at least one year in which they have accrued 1,000 or more hours of service. The Provident Bank froze the Pension Plan as of April 1, 2003. As of April 1, 2003, employees are not entitled to accrue additional benefits. In addition, employees hired after the freeze date are not eligible to enter the plan. Pension Plan participants generally become entitled to retirement benefits upon the later of attainment of age 65 or the fifth anniversary of participation in the plan, which is referred to as the normal retirement date. The normal retirement benefit is equal to 1.35% of the participant’s average final compensation up to the average social security level plus 2% of the participant’s average final compensation in excess of the average social security level multiplied by the participant’s years of credited service to a maximum of 30 years.

Participants who have completed at least five years of vested service generally become 100% vested in their accrued retirement benefits. Vested retirement benefits generally will be paid beginning on the participant’s normal retirement date. Participants with accrued benefits in the Pension Plan prior to April 1, 2003 will continue to vest in their pre-April 1, 2003 accrued benefit after April 1, 2003.

A participant may elect to retire prior to age 65 and receive early retirement benefits if retirement occurs after completion of at least five consecutive years of vested service and attainment of age 55. If such an early retirement election is made, retirement benefits will begin on the first day of any month during the ten-year period preceding his or her normal retirement date, as directed by the retiring participant. If a participant elects to retire prior to attaining age 65 and after completing five years of credited service, his or her accrued pension benefit will be reduced 3% per year for the first five years prior to age 65 and 5% per year thereafter to age 55. However, if a participant elects to retire early after both attaining age 60 and completing 25 years of credited service, his or her accrued pension benefit will be unreduced. Any participant who terminated employment prior to January 1, 2002, will receive an early pension benefit equal to the actuarial equivalent of the annual amount of the normal pension that would otherwise have been payable to the participant had he or she not elected to receive an early pension. If the termination of service occurs after the normal retirement date, the participant’s benefits will begin on the participant’s postponed retirement date.

The standard form of benefit payment for a married participant is a 50% joint and survivor benefit that is reduced actuarially and the standard form of benefit payment for a non-married participant is a straight life benefit. A non-married participant or a participant who has complied with the spousal consent requirements may elect to receive payment of benefits in the following optional forms: (a) straight life benefit; (b) 100% joint and survivor benefit; (c) 50% joint and survivor benefit; or (d) period certain and life benefit.

In the event a participant who is married for at least one year and is vested in the Pension Plan dies prior to his or her termination of service and after age 55, his or her spouse will be entitled to one-half of the amount payable to the participant had the participant elected to retire the day before his or her death with the 50% joint and survivor benefit. If the participant dies prior to age 55, the retirement benefits payable to the participant’s spouse will commence at the time the participant would have reached age 55.

In the event a non-married participant dies before his or her termination of service after both attaining age 55 and completing 20 years of service, a monthly pension shall be paid to his or her beneficiary. The non-married participant’s beneficiary will be entitled to a monthly pension benefit equal to one-half of the amount payable to the participant as if the participant had retired on the first day of the month following his or her death, had been married, and the spouse had been born on the same day as the participant. Payments made to beneficiaries of non-married participants cease upon the earlier of the beneficiary’s death or the receipt of the 120th monthly payment.

If the total value of a pension payable directly to a participant or to any other beneficiary under the Pension Plan is less than $5,000, as determined by the Pension Plan’s actuary, payment of such value shall automatically be made in a single lump sum in lieu of such pension.

The following table indicates the annual retirement benefit that would have been payable under the Pension Plan and the Supplemental Executive Retirement Plan upon retirement at or after a participant’s normal retirement date in calendar year 2004, considering the average annual earnings and credited service classifications specified below.

Average Final Earnings (1)	15 years	20 years	25 years	30 years	35 years (2)
$ 125,000	$32,991	$44,988	$54,986	$65,983	$65,983
150,000	40,491	53,988	67,486	80,983	80,983
175,000	47,991	63,988	79,986	95,983	95,983
200,000	55,491	73,988	92,486	110,983	110,983
225,000	62,991	83,988	104,986	125,983	125,983
250,000	70,491	93,988	117,486	140,983	140,983
300,000	85,491	113,988	142,486	170,983	170,983
400,000	115,491	153,988	192,486	230,983	230,983
450,000	130,491	173,988	217,486	260,983	260,983
500,000	145,491	193,988	242,486	290,983	290,983
600,000	175,491	233,988	292,486	350,983	350,983
650,000	190,491	253,988	317,486	380,983	380,983
700,000	205,491	273,988	342,486	410,983	410,983
750,000	220,491	293,988	367,486	440,983	440,983
800,000	235,491	313,988	392,486	470,983	470,983

(1)	Compensation earned after April 1, 2003 will not be considered in the average final earnings.
(2)	The Pension Plan and the Supplemental Executive Retirement Plan do not count service in excess of 30 years in the benefit formula.

Average final earnings is the average base salary, as reported in the “Salary” column of the Summary Compensation Table, for the highest five consecutive years during the final ten years of employment. Tax laws impose a limit of $200,000 on average final earnings that may be counted in computing benefits under the Pension Plan and on the annual benefits ($165,000 in 2005). The Pension Plan may also pay benefits accrued as of January 1, 1994 based on tax law limits then in effect. For Messrs. Pantozzi, Ward, and Haagensen, benefits based on average final earnings in excess of this limit are payable under the Supplemental Executive Retirement Plan.

The benefits shown in the preceding table are annual benefits payable in the form of a single life annuity and are not subject to any deduction for Social Security benefits or other offset amounts. As of December 31, 2004, Mr. Pantozzi had 41 years of service; Mr. Martin had no years of service; Mr. Ward had 32 years of service; Mr. Blum had 3 years of service; Mr. French had 3 years of service; and Mr. Haagensen had 24 years of service.

Supplemental Executive Retirement Plan

In January 1990, The Provident Bank established the Supplemental Executive Retirement Plan, a non-qualified retirement plan (“SERP”). Participation in the SERP is limited to executive management or highly compensated employees as designated by the board of directors and currently consists of Messrs. Pantozzi, Ward and Haagensen. The SERP pays to each participant an amount equal to the amount which would have been payable under the terms of the Pension Plan but for the limitations under Sections 401(a)(17) and 415 of the Internal Revenue Code, less the amount payable under the terms of the Pension Plan. The Provident Bank froze the SERP as of April 1, 2003, and as of that date employees are not entitled to accrue additional benefits. In addition, employees hired after April 1, 2003 are not eligible to participate in this plan. Accrued benefits under this plan will continue to be governed by the terms of the plan as frozen under the tax laws in effect prior to the enactment of new Internal Revenue Code Section 409A created by the American Jobs Creation Act. Amounts due from this plan will be paid on a monthly basis beginning within 90 days following termination of employment, but in no event before age 60, in the form of a qualified joint and 100% survivor annuity for married participants and a single life annuity for non-married participants. The plan has been amended to provide that in the event of a change in control (as defined in the plan), the undistributed balance of an employee’s accrued benefit will be paid to him within 60 days of the change in control. For the year ended December 31, 2004, the net periodic pension cost was $133,549 in the aggregate to the SERP on behalf of Messrs. Pantozzi, Ward and Haagensen and one retired employee.

Employee Savings Incentive Plan

The Provident Bank maintains The Provident Bank Employee Savings Incentive Plan, a tax-qualified defined contribution plan generally covering employees who are at least 18 years old and have worked at the Bank for one year in which they have 1,000 or more hours of service. The plan was amended as of April 1, 2003 to add a 401(k) feature. As a 401(k) plan, participants are able to contribute up to the maximum compensation amount permitted by IRS regulations each year to this plan on a pre-tax basis. For this purpose, compensation includes wages, salaries, and commissions of dedicated salespeople and overtime. Participants are immediately vested in their personal contributions. For the calendar year ended December 31, 2004, the Bank’s matching contribution paid to a participant was 50% of the first 6% contributed by the participant. The Bank may, from time to time, amend this plan to provide for a different matching contribution. As of the plan year beginning December 31, 2002, participants become vested in employer matching contributions as follows: 33% after the completion of one year of service; 66% after the completion of two years of service and 100% after the completion of three years of service. In addition, participants’ accounts generally become fully vested in the matching contributions in the event of termination of employment due to retirement, disability or death.

The Provident Bank Employee Savings Incentive Plan permits participants to direct the investment of their accounts into various investment options set forth under the plan. The plan offers participants the opportunity to invest in an “Employer Stock Fund” which allows for purchases of Provident’s common stock, initially in the stock conversion and thereafter in the open market. Each participant who directs the plan trustee to invest all or part of his or her account in the Employer Stock Fund will have assets in his or her account applied to the purchase of shares of Provident’s common stock.

Upon termination of employment due to retirement at age 65 or older, a participant is eligible to receive the vested value of his or her account either in a single sum payment or in approximately equal annual installments, for a period not to exceed the participant’s estimated life expectancy. For a participant who terminates employment for reasons other than retirement at age 65 or older, the form of distribution of his or her vested account generally will be in the form of a single sum payment. In the event of the participant’s death, the value of the plan account will be paid to the participant’s beneficiary in a single cash payment.

This plan was amended in connection with the merger of First Sentinel Bancorp, Inc. with and into Provident effective July 14, 2004 to allow employees of First Sentinel who became employees of Provident following the merger the opportunity to participate in the plan without a waiting period and to include years of service with First Sentinel as service with Provident to determine eligibility to participate in the plan.

Supplemental Executive Savings Plan

The Provident Bank established the Supplemental Executive Savings Plan, a non-qualified plan that provides additional benefits to certain participants whose benefits under the Employee Savings Incentive Plan and Employee Stock Ownership Plan (“ESOP”) are limited by tax law limitations applicable to tax qualified plans. Participation in the Supplemental Executive Savings Plan is limited to executive management or highly compensated employees as designated by the board of directors, currently Messrs. Pantozzi, Ward and Haagensen. This plan was frozen effective December 31, 2003 with respect to all future contributions and remains open only to hold assets for distribution to plan participants. Accrued benefits under this plan will continue to be governed by the terms of the plan as frozen under the tax laws in effect prior to the enactment of new Internal Revenue Code Section 409A.

Non-Qualified Supplemental Employee Stock Ownership Plan

Effective January 1, 2004, The Provident Bank established a new deferred compensation plan for executive management and key employees of the Bank, known as The Provident Bank Non-Qualified Supplemental Employee Stock Ownership Plan (the “Supplemental ESOP”). The Supplemental ESOP was adopted in order to satisfy the requirements of new Internal Revenue Code Section 409A created by the American Jobs Creation Act.

The Supplemental ESOP is a non-qualified plan that provides additional benefits to certain participants whose benefits under the ESOP are limited by tax law limitations applicable to tax-qualified plans. Participation in the Supplemental ESOP is limited to a select group of executive management or highly compensated employees as designated by the board of directors, currently Messrs. Pantozzi, Ward and Haagensen. The Supplemental ESOP requires a contribution by the Bank for each participant who also participates in the ESOP equal to the amount which would have been contributed under the terms of the ESOP but for the tax law limitations, less the amount actually contributed under the ESOP. This benefit is payable in cash in a lump sum upon the death of a participant, a participant’s separation from service or disability (as those terms are defined in the Supplemental ESOP), or a change in control (as that term is defined in the Supplemental ESOP) of Provident or The Provident Bank.

Voluntary Bonus Deferral Plan for the Chairman

The Provident Bank maintains the Voluntary Bonus Deferral Plan for Mr. Pantozzi, which is a non-qualified plan that provides for the deferral of his bonus payments. Mr. Pantozzi may defer one-quarter, one-half or his entire bonus award for a period of five years or until the attainment of age 65. The Provident Bank established an investment fund to provide for the payment of the deferred bonus awards due under this plan and allows Mr. Pantozzi to choose, with the plan administrator’s consent, from a variety of investment options. Mr. Pantozzi will receive a lump sum payment upon a change in control, as defined in the plan, and is eligible to apply for a hardship distribution of some or all of his separate account, in the event of a financial hardship. Mr. Pantozzi has never deferred any bonus payments pursuant to this plan. Effective January 1, 2005, a safe harbor amendment to the plan was adopted to satisfy the requirements of new Internal Revenue Code Section 409A created by the American Jobs Creation Act.

Voluntary Bonus Deferral Plan

The Provident Bank maintains the Voluntary Bonus Deferral Plan, which is a non-qualified plan that provides for the deferral of some or all of any bonus payments awarded under our management incentive bonus program. An eligible employee may defer either one-half or all of a bonus award for a period of 5 years or 10 years, or until the attainment of age 60 or 65, but in no event may any amount be deferred beyond the year in which such employee attains age 65. Deferred bonus awards are invested by The Provident Bank board, in its sole discretion, in a portfolio of assets consisting of any combination of obligations of the United States with maturities not exceeding five years in duration. An eligible employee will receive a lump sum payment upon a change in control, as defined in this plan, and is eligible to apply for a hardship distribution of some or all of his or her separate accounts. As of December 31, 2004, The Provident Bank had accounts totaling $153,490 on behalf of six participants in this plan. Mr. Haagensen is the only named executive officer that participates in this plan. As of December 31, 2004, Mr. Haagensen had an account balance of $9,543 in this plan. Effective January 1, 2005, a safe harbor amendment to the plan was adopted to satisfy the requirements of new Internal Revenue Code Section 409A created by the American Jobs Creation Act.

Employee Stock Ownership Plan

The Provident Bank implemented the ESOP in connection with the mutual-to-stock conversion. The ESOP is a tax-qualified plan generally covering employees who are at least 21 years old, who have at least one year of employment with The Provident Bank or a designated affiliated corporation and who have completed at least 1,000 hours of service. As part of the conversion and offering, the ESOP borrowed funds from Provident and used those funds to purchase a number of shares equal to up to 8% of the common stock sold in the stock offering. Collateral for the loan is the common stock purchased by the ESOP. The loan will be repaid principally from a participating employer’s discretionary contributions to the ESOP over a period of up to 30 years. The loan documents provide that the loan may be repaid over a shorter period without penalty. Effective December 31, 2003, and for the remaining loan term, the interest rate shall be a fixed rate equal to the Prime Rate published in The Wall Street Journal on such date. Shares purchased by the ESOP will be held in a suspense account for allocation among participants as the loan is repaid.

Contributions to the ESOP and shares released from the suspense account in an amount proportional to the repayment of the ESOP loan will be allocated among ESOP participants on the basis of compensation in the year of allocation. Benefits under the ESOP will not vest at all in the first five years of credited service but will vest entirely upon completion of five years of credited service. In general, the ESOP will credit participants with up to five years of service for employment prior to the adoption of the plan. A participant’s interest in his account under the ESOP will also fully vest in the event of a termination of service due to a participant’s early or normal retirement, death, disability, or upon a change in control (as defined in the plan). Vested benefits will be payable in the form of common stock and/or cash. Contributions to the ESOP are discretionary, subject to the loan terms and tax law limits. Therefore, benefits payable under the ESOP cannot be estimated. Under generally accepted accounting principles, a participating employer will be required to record compensation expense each year in an amount equal to the fair market value of the shares released from the suspense account. In the event of a change in control, the ESOP will terminate and participants will become fully vested in their account balances. In connection with the merger of First Sentinel Bancorp, Inc. with and into Provident, the ESOP was amended to permit employees of First Sentinel and First Savings Bank who became employees of Provident or The Provident Bank in the merger and who were 21 or older and had 1,000 hours of service from July 14, 2004, the effective date of the merger, up to June 30, 2005, to enter the ESOP as of July 1, 2005. Effective January 1, 2005, the ESOP was amended to allow participants to elect to have dividends paid on shares of Provident common stock allocated to them to be paid to the participant or to be retained in the plan to be reinvested in Provident common stock.

Stock Benefit Plans

The board of directors of Provident has adopted the Provident Financial Services, Inc. 2003 Stock Option Plan for non-employee directors and employees, and the Provident Financial Services, Inc. 2003 Stock Award Plan for employees and non-employee directors. Provident’s stockholders approved both plans at the 2003 annual meeting.

No stock options were granted to the named executive officers during the fiscal year ended December 31, 2004.

Set forth below is certain information concerning stock options outstanding to the named executive officers at December 31, 2004. No options were exercised by the named executive officers during 2004.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND

OPTION VALUES AT 12/31/04

Name	Shares Acquired Upon Exercise	Value Realized	Number of Options at Year-End	Value of In-The-Money Options at Year-End(1)
			Exercisable/Unexercisable (#)	Exercisable/Unexercisable ($)
Paul M. Pantozzi	—	—	224,000/896,000	159,040/636,160
Christopher Martin	—	—	0/0	0/0
Kevin J. Ward	—	—	66,000/264,000	46,860/187,440
Donald W. Blum	—	—	16,000/64,000	11,360/45,440
Gregory French	—	—	50,000/200,000	35,500/142,000
C. Gabriel Haagensen	—	—	50,000/200,000	35,500/142,000

(1)	Values are based on the fair market value of Provident’s common stock on December 31, 2004 of $19.28 per share, minus the grant price of $18.57 per share. There is no assurance that the values reflected in the table will be realized.

Equity Compensation Plans

Set forth below is information as of December 31, 2004 regarding equity compensation plans categorized by those plans that have been approved by stockholders and those plans that have not been approved by stockholders.

Plan	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights (1)	Weighted Average Exercise Price (2)	Number of Securities Remaining Available For Issuance Under Plan
Equity compensation plans approved by stockholders	8,346,562	$18.56	2,263,467	(3)
Equity compensation plans not approved by stockholders	—	—	—
Total	8,346,562	$18.56	2,263,467

(1)	Consists of options to purchase (i) 5,961,830 shares of common stock under the 2003 Stock Option Plan and (ii) 2,384,732 shares of common stock under the 2003 Stock Award Plan.
(2)	The weighted average exercise price reflects the exercise price of $18.57 per share for options granted in 2003 and an exercise price of $17.43 for 60,000 options and $19.22 for 40,000 options granted in 2004 under the 2003 Stock Option Plan. Does not take into effect the grant of shares of restricted stock.
(3)	Consists of options to purchase 1,189,830 shares under the 2003 Stock Option Plan and 1,073,637 shares granted under the 2003 Stock Award Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Provident’s common stock is registered with the Securities and Exchange Commission pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended. The executive officers and directors of Provident and The Provident Bank, and beneficial owners of greater than 10% of Provident’s common stock are required to file reports on Forms 3, 4 and 5 with the Securities and Exchange Commission disclosing beneficial ownership and changes in beneficial ownership of the common stock. The Securities and Exchange Commission rules require disclosure in Provident’s Proxy Statement or Annual Report on Form 10-K of the failure of an executive officer, director or 10% beneficial owner of Provident’s common stock to file a Form 3, 4, or 5 on a timely basis. Based on Provident’s review of ownership reports and confirmations by executive officers and directors only, no executive officer or director failed to file ownership reports on a timely basis for the year ended December 31, 2004. Provident is not aware of any 10% beneficial owners of its common stock.

Transactions With Certain Related Persons

Federal laws and regulations generally require that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. However, regulations also permit executive officers and directors to receive the same terms through benefit or compensation plans that are widely available to other employees, as long as the director or executive officer is not given preferential treatment compared to the other participating employees. Pursuant to such a program, loans have been extended to executive officers, which loans are on substantially the same terms as those prevailing at the time for comparable transactions with the general public, except as to the interest rate charged, which rate is the same as available to all employees. These loans do not involve more than the normal risk of repayment or present other unfavorable features. As of December 31, 2004, The Provident Bank had loans and loan commitments totaling $451,465 to its executive officers. The Provident Bank does not make loans to members of the board of directors or to their immediate family members.

Section 402 of the Sarbanes-Oxley Act of 2002 generally prohibits an issuer from: (1) extending or maintaining credit; (2) arranging for the extension of credit; or (3) renewing an extension of credit in the form of a personal loan for an officer or director. There are several exceptions to this general prohibition, one of which is applicable to Provident. The provisions of the Sarbanes-Oxley Act of 2002 that prohibit loans do not apply to loans made by a depository institution, such as The Provident Bank, that is insured by the Federal Deposit Insurance Corporation and is subject to the insider lending restrictions of the Federal Reserve Act. All loans to Provident’s and The Provident Bank’s officers are made in conformity with the Federal Reserve Act and Regulation O.

The Provident Bank retains the law firm of Reed Smith LLP, a national law firm, to perform legal services from time to time. In 2004, The Provident Bank paid Reed Smith LLP $9,790 for services rendered directly to the Bank. In addition, borrowers of the Bank paid $193,000 to Reed Smith LLP in connection with loan closings in 2004, where Reed Smith LLP served as the Bank’s closing counsel. Director Connor is a partner at Reed Smith LLP.

The Provident Bank leases space for a branch banking office from Fords Circle Associates LLC. Mr. Shein owns a five percent equity interest in Fords Circle Associates LLC. In 2004, The Provident Bank paid rent and related charges of approximately $35,000 for this branch banking office.

In the opinion of management, each of the foregoing transactions was on terms no more or less favorable than those prevailing for comparable transactions with unaffiliated parties.

PROPOSAL II—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

Provident’s independent auditors for the year ended December 31, 2004 were KPMG LLP. The Audit Committee has re-appointed KPMG LLP to continue as independent auditors of Provident and The Provident Bank for the year ending December 31, 2005, subject to the ratification by Provident’s stockholders at the Annual Meeting. Representatives of KPMG are expected to attend the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Stockholder ratification of the appointment of KPMG LLP is not required by Provident’s Bylaws or otherwise. However, the board of directors is submitting the appointment of the independent auditors to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment of KPMG LLP, the Audit Committee will reconsider whether it should select other independent auditors. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change is in the best interests of Provident and its stockholders.

Audit Fees. The aggregate fees billed to Provident for professional services rendered by KPMG LLP for the audit of the Provident’s annual financial statements, review of the financial statements included in the Provident’s Quarterly Reports on Form 10-Q and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings and engagements was $951,000 and $309,000 during the fiscal years ended December 31, 2004 and 2003, respectively. The audit fees billed for the fiscal year ended December 31, 2004 include approximately $520,000 related to the assessment of internal control over financial reporting mandated by Section 404 of The Sarbanes-Oxley Act.

Audit Related Fees. The aggregate fees billed to Provident for assurance and related services rendered by KPMG LLP that are reasonably related to the performance of the audit of and review of the financial statements and that are not already reported in “Audit Fees,” above, was $48,000 and $16,500 during the fiscal years ended December 31, 2004 and 2003, respectively. These services included audits of Provident’s employee benefit plans.

Tax Fees. The aggregate fees billed to Provident for professional services rendered by KPMG LLP for tax compliance, tax advice and tax planning was $96,000 and $87,000 during the fiscal years ended December 31, 2004 and 2003, respectively. The tax compliance, tax advice and tax planning fees billed for the fiscal year ended December 31, 2004 include approximately $75,000 for the preparation of 2003 corporate tax returns and 2002 amended corporate tax returns.

All Other Fees. KPMG LLP billed no other fees to Provident during the fiscal years ended December 31, 2004 and 2003, other than the fees described above.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of KPMG LLP. The Audit Committee concluded that performing such services does not affect the independence of KPMG LLP in performing its function as independent auditor of Provident.

The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve audit and audit-related services up to a maximum amount of $15,000 between meetings of the Audit Committee, provided the Chair reports any such approvals to the full Audit Committee at its next meeting. The Audit Committee has also pre-approved tax planning and tax advisory services not prohibited by law to be performed by the independent auditor and associated fees up to a maximum fee not to exceed $25,000 per service. The Chief Financial Officer shall advise the Chair of the Audit Committee of any such tax planning and tax advisory services prior to such services being rendered and the Audit Committee shall be advised of any such services on a quarterly basis. The full Audit Committee pre-approves all other services to be performed by the independent auditor and the related fees.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF KPMG LLP AS INDEPENDENT AUDITORS.

STOCKHOLDER PROPOSALS

In order to be eligible for inclusion in the proxy materials for next year’s annual meeting of stockholders, any stockholder proposal to take action at such meeting must be received at Provident’s executive office, 830 Bergen Avenue, Jersey City, New Jersey 07306, no later than November 22, 2005. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.

ADVANCE NOTICE OF BUSINESS TO BE CONDUCTED

AT AN ANNUAL MEETING

The Bylaws of Provident provide an advance notice procedure for certain business, or nominations to the board of directors, to be brought before an annual meeting of stockholders. In order for a stockholder to properly bring business before an annual meeting, the stockholder must give written notice to the Corporate Secretary of Provident not less than 90 days prior to the date of Provident’s proxy materials for the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the tenth day following the day on which public announcement of the date of such annual meeting is first made. The notice must include the stockholder’s name, record address, and number of shares owned, describe briefly the proposed business, the reasons for bringing the business before the annual meeting, and any material interest of the stockholder in the proposed business. Nothing in this paragraph shall be deemed to require Provident to include in its proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

AN ADDITIONAL COPY OF PROVIDENT’S ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) FOR THE YEAR ENDED DECEMBER 31, 2004, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, PROVIDENT FINANCIAL SERVICES, INC., 830 BERGEN AVENUE, JERSEY CITY, NEW JERSEY 07306. THE FORM 10-K IS ALSO AVAILABLE FREE OF CHARGE ON THE “INVESTOR RELATIONS” PAGE OF THE PROVIDENT BANK’S WEBSITE AT WWW.PROVIDENTNJ.COM.

THE CHARTERS OF THE AUDIT, COMPENSATION AND GOVERNANCE/NOMINATING COMMITTEES OF PROVIDENT’S BOARD OF DIRECTORS, PROVIDENT’S CORPORATE GOVERNANCE PRINCIPLES AND PROVIDENT’S CODE OF BUSINESS CONDUCT AND ETHICS ARE AVAILABLE ON THE “GOVERNANCE SECTION” OF THE “INVESTOR RELATIONS” PAGE OF THE PROVIDENT BANK’S WEBSITE AT WWW.PROVIDENTNJ.COM. COPIES OF EACH WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, PROVIDENT FINANCIAL SERVICES, INC., 830 BERGEN AVENUE, JERSEY CITY, NEW JERSEY 07306.

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

OTHER MATTERS

As of the date of this document, the board of directors knows of no matters that will be presented for consideration at the Annual Meeting other than as described in this document. However, if any other matter shall properly come before the Annual Meeting or any adjournment or postponement thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy in accordance with their best judgment as to any matters that fall within the purposes set forth in the notice of Annual Meeting.

PLEASE MARK VOTES AS IN THIS EXAMPLE

REVOCABLE PROXY

PROVIDENT FINANCIAL SERVICES, INC.

ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints John G. Collins, J. Martin Comey, Geoffrey M. Connor, Frank L. Fekete, David Leff, John P. Mulkerin, Edward O’Donnell, Paul M. Pantozzi, Thomas E. Sheenan, and Jeffries Shein, or any of them, each with full power of substitution, to attend and to act as attorneys and proxies for the undersigned, and to vote as designated herein all shares of common stock of Provident Financial Services, Inc. (the “Company”) that the undersigned is entitled to vote, only at the 2005 Annual Meeting of Stockholders (the “Annual Meeting”), to be held at the Hilton Newark Airport, 1170 Spring Street, Elizabeth, New Jersey, on Wednesday, April 27, 2005 at 10:00 a.m., local time, and at any and all adjournments or postponements thereof:

1. The election as directors of all nominees listed below (except as marked to the contrary below), each for a three-year term:

For

Vote Withheld

For All Except

Carlos Hernandez, William T. Jackson, Arthur McConnell

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

2. The ratification of the appointment of KPMG LLP as independent auditors of the Company for the year ending December 31, 2005.

For

Against

Abstain

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS.

THIS PROXY IS REVOCABLE AND WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY, IF PROPERLY EXECUTED, WILL BE VOTED FOR THE PROPOSALS LISTED ABOVE. IF ANY OTHER BUSINESS IS PROPERLY PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED AS DIRECTED BY THE PERSONS APPOINTED AS PROXIES HEREIN IN ACCORDANCE WITH

THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING.

Please be sure to sign and date this Proxy in the box below.

Date

PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE MEETING.

Stockholder sign above

Co-holder (if any) sign above

Detach above card, sign, date and mail in postage paid envelope provided.

PROVIDENT FINANCIAL SERVICES, INC.

THE BOARD OF DIRECTORS OF PROVIDENT FINANCIAL SERVICES, INC. SOLICITS THIS PROXY.

The abovesigned acknowledges receipt from the Company, prior to the execution of this proxy, of a Notice of Annual Meeting and a Proxy Statement dated March 22, 2005.

Should the abovesigned be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Annual Meeting of the stockholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by sending written notice to the Secretary of the Company at the address set forth in the Notice of the 2005 Annual Meeting of Stockholders and Proxy Statement, or by the filing of a later dated proxy prior to a vote being taken on a particular proposal at the Annual Meeting.

Please sign exactly as your name appears on this proxy card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign, but only one signature is required. An authorized officer should sign corporate or partnership proxies.

PLEASE ACT PROMPTLY

SIGN, DATE AND MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.